Exhibit 99.1

Transphorm Appoints Ms. Kelly Smales to Board of Directors

GOLETA, Calif.—June 30, 2021—Transphorm, Inc. (OTCQX: TGAN)—a pioneer in and global supplier of high reliability, high performance gallium nitride (GaN) power conversion products, today announced the appointment of Kelly Smales to the company’s Board of Directors effective July 1, 2021.

Ms. Smales brings significant industry-specific financial experience with over 30 years as a certified public accountant and serving in senior financial roles across multiple semiconductor companies, including Motorola, Advanced Micro Devices and GLOBALFOUNDRIES. Most recently, she held the role of CFO at KnuEdge, Inc. (formerly Intellisis), a machine learning hardware and software company. Previously, she was the CFO at Advanced Nanotechnology Solutions Inc., a semiconductor manufacturing start-up company. Ms. Smales holds a B.S. in Accounting from Arizona State University and an M.B.A. degree from the University of Chicago.

“We are pleased to welcome Kelly as a new independent director and add her proven financial acumen within the semiconductor industry to Transphorm’s Board,” stated Mario Rivas, Chief Executive Officer, of Transphorm. “In addition to valuable industry-specific experience working with companies across the supply chain, she brings unique perspective and understanding of the financial challenges and opportunities facing fast-growing, emerging semiconductor companies. With her appointment along with our other recent appointments, we have expanded the expertise and depth of our Board, while also underscoring the company’s commitment to our corporate governance initiatives and Board diversification. I look forward to working with Kelly as we continue executing on Transphorm’s strategic growth plan.”

Concurrent with Ms. Smales appointment, David Kerko resigned from Transphorm’s Board of Directors effective June 30, 2021. Mr. Kerko’s resignation is not due to any disagreement relating to the company’s operations, policies or practices, and specifically relates to his new full-time career commitments.

“Following six years as a member of Transphorm’s Board, I want to personally thank David for his time, service, and contributions,” commented Mr. Rivas. “Under his tenure, Transphorm has expanded into a global leader in the GaN revolution, and his guidance has been invaluable to the development of our strategic roadmap. We are grateful to David for his dedication to Transphorm and wish him the very best in his future endeavors.”

About Transphorm
Transphorm, Inc., a global leader in the GaN revolution, designs and manufactures high performance and high reliability GaN semiconductors for high voltage power conversion applications. Having one of the largest Power GaN IP portfolios of more than 1,000 owned or licensed patents, Transphorm produces the industry’s first JEDEC and AEC-Q101 qualified high voltage GaN semiconductor devices. The Company’s vertically integrated device business model allows for innovation at every development stage: design, fabrication, device, and application support. Transphorm’s innovations are moving power electronics beyond the limitations of silicon to achieve over 99% efficiency, 40% more power density and 20% lower system cost. Transphorm is headquartered in Goleta, California and has manufacturing operations in Goleta and Aizu, Japan. For more information, please visit www.transphormusa.com. Follow us on Twitter @transphormusa and WeChat @ Transphorm.

Investor Contacts:
Shelton Group
Brett Perry | Leanne Sievers
1-214-272-0070 | 1-949-224-3874
sheltonir@sheltongroup.com

Company Contact:
Cameron McAulay
Chief Financial Officer

1-805-456-1300 ext. 140
cmcaulay@transphormusa.com